Prospectus Supplement
(To Prospectus Dated September 11, 1997)


4,025,000 BUCSSM*

TIMET Capital Trust I
6 5/8% Convertible Preferred Securities

Beneficial Unsecured Convertible Securities (BUCS)SM*
(Liquidation Amount $50 per Convertible Preferred Security)
Guaranteed to the Extent Set Forth Herein by, and Convertible into the Common Stock of,

Titanium Metals Corporation


This Prospectus Supplement No. 1 supplements and amends the Prospectus dated September 11, 1997 (the "Prospectus") relating to the 4,025,000 6-5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities
(BUCS) (the "Convertible Preferred Securities"), liquidation preference $50 per Convertible Preferred Security, which represent undivided beneficial ownership interests in the assets of TIMET Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), and the shares of the common stock, par value $.01 per share (the "Common Stock"), of Titanium Metals Corporation, a Delaware corporation ("TIMET" or the "Company"), issuable upon conversion of the Convertible Preferred Securities.

The table on pages 53 through 55 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective number of Convertible Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended), is hereby amended to include the following additional Selling
Holders:

                                                         Number of Convertible
Selling Holder                                            Preferred Securities

Argent Classic Convertible Arbitrage Fund (Bermuda) L.P.         100,000

Argent Classic Convertible Arbitrage Fund L.P.                    83,800

Bear, Stearns & Co. Inc.                                           5,000

Boston College Endowment Fund                                      2,000

Cantor Fitzgerald & Co.                                            3,500

Commonwealth Life Insurance Company (Teamsters-Camden             29,800
Non-Enhanced)

Deeprock & Co.                                                    25,000

Duckbill & Co.                                                    15,000

Employers' Reinsurance Corporation                                 8,000

Forest Alternative Strategies Fund 2A5I                           11,100

Forest Alternative Strategies Fund 2A5M                            5,500

Forest Alternative Strategies Fund A-5                            98,700
Forest Global Convertible Fund Series A-5                        105,400

Forest Greyhound Fund                                              2,300

Forest Performance Fund LP                                         4,000

Forum Capital Markets LLC                                         36,100

Laterman & Co.                                                     6,000

Laterman Strategies 90s LLC                                       12,500

Lipper Convertibles, L.P.                                         50,000

LLT Limited                                                        5,200

Merrill Lynch Pierce Fenner & Smith Inc.                          78,900

MFS Convertible Securities Fund                                      100

MFS Total Return Fund                                             46,600

Museum of Fine Arts, Boston                                        2,170

New Hampshire State Retirement System                             11,185

Offshore Strategies Ltd.                                          21,500

Promutual                                                         10,470

Putnam Convertible Opportunities and Income Trust                 10,195

Putnam High Yield Total Return Fund                                  300

Smith Barney Inc.                                                 42,150

TQA Leverage Fund, L.P.                                           20,700

TQA Vantage Plus Fund, L.P.                                       10,000

       Total:                                                    863,170


PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






























The date of this Prospectus Supplement No. 1 is August 13, 1998.